Exhibit 4.31

English Translation for Reference

Supplemental Agreement to Loan Contract

Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.

Party B: Chen Jiezhen, with ID card number: [Redacted]

Party C: Lai Fulin, with ID card number: [Redacted]

Whereas:

1.	Party A and Party B entered into a Loan Contract on November 3, 2009 for an amount of RMB1,500,000;

2.	Party A and Party C entered into a Loan Contract on March 13, 2013 for an amount of RMB1,500,000;

3.	Party B and Party C entered into an Equity Transfer Agreement on March 13, 2013 for transferring 5% equity interest in Shenzhen PGW Seeds Co., Ltd. (formerly known as Shenzhen Zhongyuan Agriculture Co., Ltd.)

Party A, Party B and Party C have reached the following agreement in respect of the provision of a loan by Party A to Party B after friendly consultation:

1.	Party B agrees that Party C shall not be required to pay the equity transfer prices to Party B in accordance with the Equity Transfer Agreement dated March 13, 2013;

Party C agrees that Party A shall not be required to provide the loan under the Loan Contract dated March 13, 2013 to Party C;

Upon completion of the equity transfer, Party A will waive any repayment obligations of Party B under the Loan Contract dated November 3, 2009.

2.	Upon completion of the equity transfer, the Exclusive Call Option Contract and the Equity Pledge Contract entered into between Party B and Party A on November 3, 2009 will be terminated.

3.	This Contract is executed in three originals and each of the parties shall keep one original. All of them shall have the same legal effect.

4.	This Contract shall become effective after it is signed and sealed by Party A and signed by Party B and Party C.

(This is the signature page)

Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.

[Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]

/s/

Party B: Chen Jiezhen

/s/ Chen Jiezhen

Party C: Lai Fulin

/s/ Lai Fulin

Date of execution: March 13, 2013